Exhibit 99.1
News Release

Contact: Chris Ripley, Chief Financial Officer
Lucy Rutishauser, SVP-Corporate Finance & Treasurer
(410) 568-1500
SINCLAIR REPORTS FOURTH QUARTER 2015 FINANCIAL RESULTS

•	REPORTS $0.61 DILUTED EARNINGS PER SHARE

•	DECLARES $0.165 QUARTERLY DIVIDEND PER SHARE

BALTIMORE (February 24, 2016) -- Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three and twelve months ended December 31, 2015.

“Sinclair continues to introduce industry-leading initiatives that expand our viewing and advertising platforms. Most notable, we are creating low-cost original programming, adding unique news content, launching various network platforms, and expanding our digital strategies on multiple devices,” commented David Smith, President and CEO of Sinclair. “We continue to advocate for regulatory reform to allow broadcast television to compete on a level playing field with other forms of media, and we are making great strides on behalf of the industry to bring the Next Generation Broadcast Platform and its many potential business use cases to the consumer.

In January 2016, we announced the acquisition of Tennis Channel, one of the only independently-owned major sports networks. Unlike many cable networks that are secularly challenged, Tennis Channel is under-distributed yet has unique live sports content, a passionate fan base and an established brand. We have already secured commitments from multi-video program distributors expanding Tennis Channel’s distribution footprint from 30 million homes to 50 million to drive viewership, affiliate fees and advertising revenues.”

Three Months Ended December 31, 2015 Financial Results:

•	Total revenues decreased 0.3% to $611.8 million, versus $613.8 million in the prior year period, due to the absence of $68.5 million in political revenues in a non-election year.

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Operating income, with the absence of political revenues and a $9.3 million one-time expense to terminate an inherited pension plan, was $124.2 million, a decrease of 40.5%, versus operating income of $208.9 million in the prior year period.

•	Net income attributable to the Company was $58.2 million, versus net income of $95.4 million in the prior year period.

•	Diluted earnings per common share were $0.61 as compared to $0.98 in the prior year period.

Year Ended December 31, 2015 Financial Results:

•	Total revenues increased 12.3% to $2.219 billion, versus $1.977 billion in the prior year period.

•	Operating income was $422.7 million, a decrease of 14.5%, versus operating income of $494.7 million in the prior year period.

•	Net income attributable to the Company was $171.5 million, versus net income of $212.3 million in the prior year period.

•	Diluted earnings per common share were $1.79 as compared to $2.17 in the prior year period.

Three Months Ended December 31, 2015 Operating Highlights:

•	Media revenues, before barter, decreased 2.0% to $545.9 million versus $557.1 million in the fourth quarter of 2014.

•	Political revenues were $11.8 million versus $80.3 million in the fourth quarter of 2014.

•	Revenues from our digital offerings increased 33.1% in the fourth quarter as compared to the fourth quarter of 2014.

Recent Corporate Developments:

Television Stations:

•	In January 2016, the Company closed on the acquisitions of KUQI (FOX), KTOV-LP (MNT) and KXPX-LP (Retro TV) in Corpus Christi, Texas for $9.3 million.

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In February 2016, the Company closed on the acquisition of WSBT (CBS) in South Bend-Elkhart, Indiana owned by Schurz Communications, Inc., and the sale of WLUC (NBC and FOX) in Marquette, Michigan to Gray Television, Inc.

Content and Distribution:

•	The Company has entered into agreements-in-principle for retransmission consent renewals with Mediacom, AT&T/DirecTV and Time Warner Cable.

•	The Company began syndicating its science fiction multicast network, COMET, adding 15 markets and currently reaching 70 million households.

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In the fourth quarter, American Sports Network (“ASN”) produced its first college football bowl game, the Arizona Bowl. In January 2016, ASN launched as a 24/7 multicast network in 15 Sinclair markets. Also in January 2016, ASN entered into a 2-year agreement to produce the regular season and post season games for newly-created, Major League Football, estimated to begin Spring of 2016.

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In January 2016, the Company announced that it entered into a definitive agreement to purchase the stock of Tennis Channel for $350.0 million. The transaction is expected to close in March, 2016, subject to customary closing conditions.

News Expansions:

•	During the fourth quarter, the Company expanded local news in Steubenville, OH and Harlingen, TX.

Digital Investments:

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In the fourth quarter, the Company announced that it will re-launch “Circa” in the spring of 2016. Circa will be an independent digital news site aimed at the growing social and non-linear audience. Circa’s foundation is being built upon the unique intellectual property and technology of Circa News, the assets of which the Company acquired in August of 2015 for $0.8 million.

•	The Company joined the NewsON partnership, providing consumers live and on-demand local newscasts and news clips on mobile and connected TV devices.

Other:

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In February 2016, the Company announced a $500,000 Broadcast Diversity Scholarship Fund to help minority students of race finance their undergraduate studies related to broadcast television or journalism.

Balance Sheet and Cash Flow Highlights:

•	Debt on the balance sheet, net of $150.0 million in cash and cash equivalents, was $3.704 billion at December 31, 2015 versus net debt of $3.772 billion at September 30, 2015.

•	As of December 31, 2015, 68.8 million Class A common shares and 25.9 million Class B common shares were outstanding, for a total of 94.7 million common shares outstanding.

•	In December 2015, the Company paid a $0.165 per share quarterly cash dividend to its shareholders.

•	Capital expenditures in the fourth quarter of 2015 were $18.9 million and $91.4 for the year.

•	Program contract payments were $26.5 million in the fourth quarter of 2015 and $109.1 million for the year.

Notes:

Presentation of financial information for the prior year has been reclassified to conform to the presentation of generally accepted accounting principles for the current year.

Outlook:
“We expect 2016 to be another record-breaking financial year due to expected significant political advertising spending in the Presidential election year, growth in our digital sales offerings, and higher retransmission revenues on 60% subscriber renewals, of which we have already entered into agreements-in-principle on most,” commented David Amy, Executive Vice President and Chief Operating Officer. “Our operating focus in 2016 will be on launching Circa, securing approval for the Next Generation Broadcast Platform (ATSC 3.0), expanding our network distribution platforms and monetizing our digital content management system.”

The following acquisitions closed during 2015 and, therefore, the results of these acquired stations were not included in the corresponding 2015 periods, pre-acquisition: the Chattanooga stations (acquired September 1, 2015).

Our 2016 outlook includes the acquisition of the Corpus Christi stations (beginning January 1, 2016), the acquisition of the South Bend station and sale of the Marquette station (beginning February 1, 2016), the acquisition of the Lincoln stations (beginning March 1, 2016), and acquisition of Tennis Channel (beginning April 1, 2016).

The Company currently expects to achieve the following results for the three months ending March 31, 2016 and year ending December 31, 2016:

First Quarter 2016

•	Media revenues, before barter, are expected to be approximately $515.6 million to $520.7 million, up 10.9% to 12.0% year-over-year. Embedded in these anticipated results are:

•	$16 million to $18 million in political revenues as compared to $2 million in the first quarter of 2015.

•	Barter and trade revenue are expected to be approximately $27 million in the first quarter of 2016.

•	Barter expense is expected to be approximately $23 million. $4 million of trade expense is included in television expenses (defined below).

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Media production expenses and media selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $326 million, including $2 million in stock-based compensation expense.

•	Program contract amortization expenses are expected to be approximately $33 million.

•	Program contract payments are expected to be approximately $29 million.

•	Corporate overhead is expected to be approximately $18 million, including $4 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $4 million.

•	Other non-media revenues less other non-media expenses are expected to generate $5 million of operating cash flow, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $24 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $41 million.

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Net interest expense is expected to be approximately $48 million ($46 million on a cash basis), assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.

•	Cash taxes paid are expected to be approximately $5 million, based on the assumptions discussed in this “Outlook” section. The Company’s effective tax rate is expected to be approximately 33%.

•	Capital expenditures are expected to be approximately $23 million.

Full Year 2016

•	Barter and trade revenue is expected to be approximately $131 million.

•	Barter expense is expected to be approximately $115 million. $16 million of trade expense is included in television expenses.

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Media production expenses and media selling, general and administrative expenses (together, “television expenses”), excluding barter expense but including trade expense, are expected to be approximately $1.434 billion, including $7 million of stock-based compensation expense and $140 million related to new acquisitions and costs related to our revenue-generating initiatives.

•	Program contract amortization expense is expected to be approximately $123 million.

•	Program contract payments are expected to be approximately $112 million.

•	Corporate overhead is expected to be approximately $62 million, including $8 million of stock-based compensation expense.

•	Research and development costs related to ONE Media are expected to be $14 million.

•	Other non-media revenues less other non-media expenses are expected to generate $27 million of operating cash flow, assuming current equity interests.

•	Depreciation on property and equipment is expected to be approximately $95 million, assuming the capital expenditure assumption below.

•	Amortization of acquired intangibles is expected to be approximately $171 million.

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Net interest expense is expected to be approximately $194 million (approximately $185 million on a cash basis), assuming no changes in the current interest rate yield curve, and changes in debt levels based on recent corporate developments and the assumptions discussed in this “Outlook” section.

•	The Company’s effective tax rate is expected to be approximately 33%.

•	Capital expenditures are expected to be $95 million, which assumes investments in HD news, building consolidation projects, and master control upgrades.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its fourth quarter 2015 results on Wednesday, February 24, 2016, at 9:30 a.m. ET. After the call, an audio replay will be available at www.sbgi.net under "Investors/Earnings Webcast." The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (877) 407-8033.

About Sinclair:

Sinclair is the largest and one of the most diversified television broadcasting companies in the country. Including pending transactions, the Company owns, operates and/or provides services to 171 television stations in 81 markets, broadcasting 471 channels and affiliations with all the major networks. Sinclair is the leading local news provider in the country, as well as a producer of sports content. Sinclair’s broadcast content is delivered via multiple-platforms, including over-the-air, multi-channel video program distributors, and digital platforms. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Forward-Looking Statements:

The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including, but not limited to, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, our ability to integrate acquired businesses and maximize operating synergies, our ability to obtain necessary governmental approvals and financing for announced acquisitions, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market’s acceptance of new programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and any other risk factors set forth in the Company’s most recent reports on Form 10-Q, Form 10-K and Form 8-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Sinclair Broadcast Group, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
REVENUES:
Media revenues	$545,858	$557,082	$2,011,946	$1,784,641
Revenues realized from station barter arrangements	31,387	36,419	111,337	122,262
Other non-media revenues	34,545	20,317	95,853	69,655
Total revenues	611,790	613,818	2,219,136	1,976,558
OPERATING EXPENSES:
Media production expenses	192,531	165,832	733,199	578,687
Media selling, general and administrative expenses	120,751	109,210	431,728	372,220
Expenses recognized from station barter arrangements	26,306	31,947	93,204	107,716
Amortization of program contract costs and net realizable value adjustments	34,605	30,492	124,619	106,629
Other non-media expenses	24,818	16,356	71,803	55,615
Depreciation of property and equipment	27,495	28,319	103,433	103,291
Corporate general and administrative expenses	18,173	16,233	64,246	62,495
Amortization of definite-lived intangible assets	42,015	41,301	161,454	125,496
Research and development expenses	881	2,951	12,436	6,918
(Gain) loss on asset dispositions	(28)	(37,771)	278	(37,160)
Total operating expenses	487,547	404,870	1,796,400	1,481,907
Operating income	124,243	208,948	422,736	494,651
OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(48,569)	(47,253)	(191,447)	(174,862)
Loss from extinguishment of debt	—	(14,553)	—	(14,553)
(Loss) income from equity and cost method investments	(4,441)	(455)	964	2,313
Other income, net	320	2,415	1,540	4,998
Total other expense, net	(52,690)	(59,846)	(188,943)	(182,104)
Income before income taxes	71,553	149,102	233,793	312,547
INCOME TAX PROVISION	(10,723)	(52,014)	(57,694)	(97,432)
NET INCOME	60,830	97,088	176,099	215,115
Net income attributable to the noncontrolling interests	(2,630)	(1,644)	(4,575)	(2,836)
NET INCOME ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP	$58,200	$95,444	$171,524	$212,279
Dividends declared per share	$0.165	$0.165	$0.66	$0.66
BASIC AND DILUTED EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR BROADCAST GROUP:
Basic earnings per share	$0.62	$0.99	$1.81	$2.19
Diluted earnings per share	$0.61	$0.98	$1.79	$2.17
Weighted average common shares outstanding	94,580	96,422	95,003	97,114
Weighted average common and common equivalent shares outstanding	95,405	97,133	95,728	97,819

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